Exhibit 99.1

LaPolla Announces Resignation of CFO

Interim CFO Appointed

HOUSTON, TX — February 19, 2008 — LaPolla Industries, Inc. (OTC: LPAD.OB), a leading manufacturer and distributor of foam and coating products, today announced Timothy J. Novak has resigned his position as chief financial officer and treasurer, effective February 15, 2008, for personal reasons.  The board has appointed Michael T. Adams, executive vice president and chief governance officer, to serve as interim chief financial officer and treasurer until a replacement has been named.

“On behalf of the LaPolla management team, I would like to thank Tim for his invaluable contributions to the company, particularly in the areas of financial reporting and expense management.  We wish him all the best in his future endeavors,” said Douglas J. Kramer, president and chief executive officer.  “We are fortunate to have Michael as a resource to assume the chief financial officer duties while we search for an executive to replace Tim. His in-depth knowledge of LaPolla’s operations and experience with SEC reporting will enable us to maintain sound financial systems and controls in the interim.”

About LaPolla Industries, Inc.

LaPolla Industries, Inc. is a leading national manufacturer and distributor of foam and coating products targeting commercial, industrial and residential applications in the roofing and perimeter insulation construction industries. Additional information about LaPolla is available on the World Wide Web at www.lapollaindustries.com.

Company Contacts:	Investor Relations Contacts:

Douglas J. Kramer, CEO	Jody Burfening
Michael T. Adams, CGO	Elriz Martinez
(281) 219-4700 (t)	Lippert/Heilshorn & Associates
(212) 838-3777 (t)
emartinez@lhai.com